EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIO DATA)





                                                       1994       1995       1996        1997        1998
                                                    ---------  ---------  ---------   ---------   ---------
Pretax Income (Loss) from Continuing                $  80,115  $ 161,384  $  83,505   $  24,032   $(124,856)
Operations:

Loss Recognized On Investment in Less than 50%
  Owned Person Accounted for under the Equity
  Method                                                    0          0          0         343           0

Minority Interest in the Loss of Majority-Owned
  Subsidiary                                                0          0     (1,539)       (450)          0
                                                    ---------  ---------  ---------   ---------   ---------

                                                    $  80,115  $ 161,384  $  81,966   $  23,925   $(124,856)
                                                    ---------  ---------  ---------   ---------   ---------

Fixed Charges:

Interest Expense and Amortization of Debt
  Discount                                          $   4,041  $   6,239  $   6,895   $   6,707   $  10,853

Amortization of Debt Expense                              278        414        414       1,998       1,384

Appropriate Portion of Rent Expense Related
  to Interest Charges                                   1,651      1,998      2,569       4,645       5,843
                                                    ---------  ---------  ---------   ---------   ---------

Total Fixed Charges                                 $   5,970  $   8,651  $   9,878   $  13,350   $  18,080
                                                    ---------  ---------  ---------   ---------   ---------

Earnings (Loss) Before Income Taxes, Loss on
  Investment Accounted for Under Equity
  Method, Minority Interest, and Fixed Charges      $  86,085  $ 170,035  $  91,844   $  37,275   $(142,873)
                                                    ---------  ---------  ---------   ---------   ---------


Ratio of Earnings to Fixed Charges                      14.4x      19.7x       9.3x        2.8x          --(1)
                                                    =========  =========  =========   =========   =========

(1)   Earnings were inadequate to cover fixed charges by $124,856.